EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT made as of this 1st day of June, 2000, between Asia Web Holdings, Inc., a corporation duly organized under the laws of Delaware ("the Corporation"), and Michael Schaffer ("Employee").

         1. TERM OF EMPLOYMENT. The Corporation shall employ Employee for a five
(5) year period beginning on June 1, 2000, as Chief Executive Officer of the Corporation for the purpose of rendering, on behalf of the Corporation, professional services and assisting in the conduct of the Corporation's business and affairs. The Corporation may terminate Employee's employment only as provided in this Agreement.

         2. DUTIES. Employee shall devote his full business time and attention to the business of the Corporation and to the furtherance of the Corporation's best interests. In addition, Employee shall not, directly or indirectly, engage in any other business or occupation that materially interferes with the aforesaid duties to the Corporation unless otherwise set forth herein or permitted pursuant to the prior written consent of the Board of Directors.

         3. COMPENSATION. For all services rendered by Employee, Employee shall be paid an annual salary of $150,000 (the "Base Salary"), payable biweekly in equal installments during the term of Employee's employment with the Corporation. The salary shall be reduced by state and federal income taxes, social security taxes, and other similar payroll deductions as required by law or as may be authorized by the Corporation. The compensation arrangements provided for herein are subject to change at any time by written agreement of Employee and the Corporation.

         4. ADDITIONAL BENEFITS.

            (a) INSURANCE. The Corporation shall include Employee under the Corporation's group medical insurance coverage. All matters of eligibility for coverage or benefits under any plan or plans of medical insurance shall be determined in accordance with the provisions of the insurance policy. The Corporation shall not be liable to Employee, his family, heirs, executors, or beneficiaries, for any payment payable or claimed to be payable under any plan of insurance.

            (b) RETIREMENT PLANS. Employee shall participate in such retirement plans as the Corporation may from time to time adopt.

            (c) AUTOMOBILE ALLOWANCE. During the term of this Agreement, Employee shall be provided with an automobile allowance of $500 per month.

            (d) OTHER BENEFITS. Employee shall be entitled to participate in all other benefits regularly offered to other employees of the Corporation.

         5. OPTIONS. In addition to the Compensation and Benefits set forth in Sections 3 and 4 above, Employee shall be granted stock options to purchase 500,000 shares of the Corporation's common stock with an exercise price of $2.50 per share. The 500,000 stock options granted will consist of (i) 200,000 incentive stock options granted pursuant to and subject to the Corporation's 1999 Incentive Equity Plan, and will vest over a five (5) year period, with

40,000 incentive stock options vesting on the date of this Agreement and 40,000 incentive stock options vesting on each anniversary thereafter through June 1, 2004; and (ii) 300,000 non-qualified stock options granted pursuant to and subject to the terms of an executed option award agreement, and will vest over a two year period, with 150,000 non-qualified stock options vesting on the date of this Agreement and the remaining 150,000 non-qualified stock options vesting on the first anniversary of the date of this Agreement.

         6. REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse Employee for all expenses reasonably and necessarily incurred in the performance of his duties as set forth in this Agreement as properly documented and allowed by the Corporation's reimbursement policies. Such reimbursed expenses shall include, but shall not be limited to, the following: (a) travel expenses, (b) expenses for entertainment for the promotion of the business of the Corporation within suggested monthly guidelines, (c) professional and other dues, (d) attendance at conventions, forums, and other meetings for the purpose of business or educational development. An employee expense budget will be developed by the Board of Directors and revised annually.

         7. AUTHORITY TO BIND THE CORPORATION. Employee shall have such authority to enter into any contracts binding upon the Corporation and to create obligations on the part of the Corporation as shall be specifically authorized by the Board of Directors.

         8. INDEMNIFICATION.

            (a) Employee shall indemnify and hold the Corporation harmless from all liability for loss, damage or injury to persons or property resulting from the gross negligence or willful misconduct of Employee.

            (b) The Corporation shall provide Employee (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Employee (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law and as provided in the Corporation's Certificate of Incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Corporation (whether or not he continues to be a director or officer at the time incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

         9. VACATIONS. Employee shall be entitled each year to a paid vacation of twenty-one (21) business days. Such vacation time shall accrue at a rate of
0.808 days each biweekly pay period. Employee may be absent from his employment for vacation only at such times as the Board of Directors shall determine from time to time. Business days exclude holidays as such are determined by management and days on which the office is closed for business. Requests for additional time off without pay shall not be unreasonably withheld.

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         10. ILLNESS AND DISABILITY. Employee shall be entitled each year to fifteen (15) days of sick leave with full pay. If Employee shall become unable to perform his duties fully by reason of physical or mental illness or incapacity of any kind and such condition shall continue for more than two (2) months, the Board of Directors may, in its sole discretion, terminate this Agreement effective immediately. Upon termination by the Corporation due to such illness or incapacity, the Corporation shall pay to Employee sixty percent (60%) of Employee's Base Salary, payable in the same manner as provided for the payment of the Base Salary herein, for the remainder of the employment term provided herein.

         11. DEATH BENEFITS. In the event of Employee's death during the term of this Agreement, the Corporation shall pay Employee's surviving spouse, designee or estate the sum of sixty percent (60%) of Employee's Base Salary, payable in the same manner as provided for the payment of the Base Salary herein, for the remainder of the employment term provided herein.

         12. CONFIDENTIALITY, NONDISCLOSURE AND NONCOMPETE.

             (a) During the term of this Agreement, the Corporation will provide to the Employee certain confidential and proprietary information owned by the Corporation as more fully described below. Employee acknowledges that he occupies or will occupy a position of trust and confidence with the Corporation, and that the Corporation would be irreparably damaged if Employee were to breach the covenants set forth in this Section 12. Accordingly, Employee agrees that he will not, without the prior written consent of the Corporation, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by the Corporation to be disclosed in the course of performing Employee's duties under this Agreement for the Corporation, use or disclose to any person, firm or other entity, any confidential records, secrets or information related to the Corporation and/or its affiliates person or entity (collectively, "Confidential Information"). Confidential Information shall include, without limitation, information about the Corporation's proprietary information, customer lists, data, know-how, inventions, processes, ideas, trade secrets, trade secret data, market studies, and databases. Employee acknowledges and agrees that all Confidential Information of the Corporation and/or its affiliates that he has acquired, or may acquire, were received, or will be received in confidence and as a fiduciary of the Corporation and belongs wholly to and is the exclusive property of the Corporation. Employee will exercise utmost diligence to protect and guard such Confidential Information.

             (b) Employee agrees that he will not, without the express written consent of the Board of Directors, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

             (c) Employee acknowledges that he has received and/or will receive specialized knowledge and confidential and proprietary information from the Corporation or any of its agents or employees during the term of this Agreement, and that such knowledge and information would provide an unfair advantage if used to compete with the Corporation. In order to avoid such unfair advantage, Employee agrees that while he is employed with the Corporation, he shall not, directly or indirectly, individually or as an owner, lender, consultant, adviser, independent contractor, employee, partner, officer, director or in any other capacity, alone or in association with other persons or entities, own, assist, finance, participate in or be employed by any business or other endeavor that competes with the Corporation in any material business that the Corporation

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

is engaged in, in any geographic area (i) where the Corporation has operations, or (ii) where the Corporation has actively targeted customers. In addition, for a period of six (6) months after the date of termination of this Agreement, Employee shall not, directly or indirectly, individually or as an owner, lender, consultant, adviser, independent contractor, employee, partner, officer, director or in any other capacity, alone or in association with other persons or entities, own, assist, finance, participate in or be employed by any business or other endeavor that competes with the Corporation in any material business that the Corporation was engaged in at the time of termination of this Agreement, in any geographic area (i) where the Corporation had operations at the time of termination of this Agreement, or (ii) where the Corporation had actively targeted customers within the six (6) months prior to termination of this Agreement.

             (d) Employee represents and acknowledges that his education, experience and/or abilities are such that he can obtain employment in a noncompeting business and that enforcement of the terms of this Agreement through temporary and/or permanent injunctive relief will not prevent him from earning a livelihood and will not cause an undue hardship upon him. Employee hereby acknowledges that Employee's compensation provided herein is paid by the Corporation in consideration for Employee's agreement to be bound by the noncompetition provisions of this Agreement.

         13. SOLICITATION OF CUSTOMERS AND EMPLOYEES AFTER TERMINATION.

             (a) For a period of six months immediately following the termination of his employment with the Corporation, Employee shall not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of customers of the Corporation or any other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit, or take away any of the customers of the Corporation on whom Employee called or with whom Employee became acquainted during his employment with the Corporation, either for himself or for any other person, firm, or corporation.

             (b) For a period of two years immediately following the termination of his employment with the Corporation, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any employee or independent consultant of the Corporation to terminate his employment or contract with the Corporation or work for any person or entity that is in competition with the Corporation.

         14. INTELLECTUAL PROPERTIES.

             (a) Employee agrees that any and all intellectual properties, including, but not limited to, all inventions, designs, improvements, discoveries, developments, formulas, patterns, devices, processes, software programs, technical data, customer and supplier lists, and compilations of information, records, and specifications, and other matters constituting trade secrets as defined under California Civ. Code Section 3426.1, that are conceived, developed, or written by Employee, either individually or jointly in collaboration with others, pursuant to this Agreement, shall belong to and be the sole and exclusive property of the Corporation.

             (b) Employee agrees that all rights in all intellectual properties prepared by him pursuant to this Agreement, including patent rights and copyrights applicable to any of the intellectual properties described in Section 14(a) above, shall belong exclusively to the Corporation, shall constitute "works made for hire," and shall be assigned promptly by Employee to the Corporation. Employee further agrees to assist the Corporation in obtaining patents on all such inventions, designs, improvements, and discoveries that are patentable or copyright registration on all such works of creation that are copyrightable, and shall execute all documents and do all things necessary to obtain patent or copyright registration, vest the Corporation with full and exclusive title, and protect against infringement by others.

             (c) This Section shall not apply to intellectual properties or rights therein derived from Employee's activities or employment prior to the time he enter into an employer-employee relationship with the Corporation ("preexisting rights"). The Corporation agrees that those preexisting rights are and shall continue to be the exclusive property of Employee and disclaims any claim of rights of any nature whatsoever thereto. A schedule of these preexisting intellectual properties or rights is attached to this Agreement as
Schedule 14(c).

             (d) This Section shall not apply to assign to the Corporation any of Employee's rights in any invention that Employee develops entirely on his or her own time without using the Corporation's equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to the Corporation's business or to actual or demonstrably anticipated research or development of the Corporation; or (2) result from any work performed by Employee for the Corporation.

         15. TERMINATION FOR CAUSE.

             (a) The Corporation shall have the right to terminate this Agreement if Employee (1) willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement; or (2) commits acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, that would prevent the effective performance of his duties.

             (b) The Corporation may at its option terminate this Agreement for the reasons stated in Section 15(a) by giving written notice of termination to Employee without prejudice to any other remedy to which the Corporation may be entitled either at law, in equity or under this Agreement.

             (c) Termination under this Section 15 shall be considered "for cause" for the purposes of this Agreement.

             (d) In the event that this Agreement is terminated for cause by Employer prior to the completion of the term of employment specified herein pursuant to this Section 15 of this Agreement, Employee shall be entitled to the compensation and benefits earned by and vested in him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date.

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

         16. TERMINATION WITHOUT CAUSE.

             (a) This Agreement shall be terminated upon the death of Employee. If Employee should die during the term of this Agreement, the Corporation shall pay Employee's surviving spouse, designee or estate the sum of sixty percent (60%) of Employee's Base Salary, payable in the same manner as provided for the payment of the Base Salary herein, for the remainder of the employment term provided herein.

             (b) If Employee shall become unable to perform his duties fully by reason of physical or mental illness or incapacity of any kind and such condition shall continue for more than two (2) months, the Board of Directors may, in its sole discretion, terminate this Agreement effective immediately. Such a termination shall be effected by giving 10 days' written notice of termination to Employee. Upon termination by the Corporation due to such illness or incapacity, the Corporation shall pay to Employee sixty percent (60%) of Employee's Base Salary, payable in the same manner as provided for the payment of the Base Salary herein, for the remainder of the employment term provided herein.

             (c) Upon the occurrence of an Event of Termination (as herein defined) during Employee's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Corporation of Employee's full-time employment hereunder for any reason other than a termination governed by Sections 15(a), 16(a) or 16(b) above; (ii) Employee's resignation from the Corporation's employ upon (A) any failure to elect or reelect or to appoint or reappoint Employee as Chief Executive Officer, unless consented to by Employee, (B) a material change in Employee's function, duties, or responsibilities with the Corporation, which change would cause Employee's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof as on the date hereof, unless consented to by Employee, (C) a relocation of Employee's principal place of employment by more than 50 miles from its location at the effective date of this Agreement, unless consented to by Employee, (D) a material reduction in the benefits and perquisites to Employee from those being provided as of the effective date of this Agreement, unless consented to by Employee, (E) a liquidation or dissolution of the Corporation, or (F) a breach of this Agreement by the Corporation. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to said right to elect.

             (d) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 18, the Corporation shall be obligated to pay Employee, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, (a) an amount equal to one and one half times one year of Employee's Base Salary if Employee is terminated within one year from the date of this Agreement; (b) an amount equal to one year of Employee's Base Salary if Employee is terminated during the three years following the first anniversary of the date of this Agreement; or (c) an amount equal to one half one year of Employee's Base Salary if Employee is terminated at any time thereafter during the term of this Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment. In addition, Employee shall be entitled to the compensation and benefits earned by and vested in him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date.

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

             (e) Upon the occurrence of an Event of Termination, the Corporation will cause to be continued life, medical and dental coverage substantially equivalent to the coverage maintained by the Corporation for Employee prior to his termination at no premium cost to the Employee. Such coverage shall cease upon the earlier of the expiration of the remaining term of this Agreement or one year from the Date of Termination.

             (f) Upon the occurrence of an Event of Termination, for a period of sixty (60) calendar days from the Date of Termination, Employee has the right to request that the Corporation file a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering the registration of any vested unregistered incentive stock options granted to Employee pursuant to this Agreement. Upon receipt of a written request by Employee for such registration within sixty (60) calendar days of Employee's Date of Termination, the Corporation must use its best efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of Employee's request, the registration under the Act of the incentive stock options as indicated in Employee's request.

             (g) Upon the occurrence of an Event of Termination, the Corporation will cause any non-qualified stock options granted to Employee pursuant to this Agreement that are unvested to immediately vest. In addition, upon the occurrence of an Event of Termination, non-qualified stock options granted to Employee pursuant to this Agreement shall be exercisable until the earlier of
(i) the expiration of the option as set forth in option award agreement or (ii) sixty (60) calendar days following the Date of Termination.

             (h) Termination under this Section 16 shall not be considered "for cause" for the purposes of this Agreement.

         17. TERMINATION BY EMPLOYEE.

             (a) Employee may terminate his obligations under this Agreement and during its term by giving the Corporation at least three (3) months notice in advance or tendering to the Corporation an amount equal to three (3) months of Employee's Base Salary.

             (b) In the event that this Agreement is terminated by Employee prior to the completion of the term of employment specified herein, Employee shall be entitled to the compensation and benefits earned by and vested in him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date.

         18. NOTICE.

             (a) Any purported termination by the Corporation or by Employee shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

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

             (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination pursuant to Section 15(a) herein, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Employee's termination exists, the "Date of Termination" shall be determined in accordance with Section 18(c) of this Agreement.

             (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a voluntary termination by Employee in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined in accordance with the provisions of
Section 21 herein and, provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay Employee his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Compensation as set forth in Section 3) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         19. EFFECT OF MERGER, TRANSFER OF ASSETS OR DISSOLUTION.

             (a) This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Corporation resulting from either a merger or consolidation in which the Corporation is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Corporation.

             (b) In the event of any such merger or consolidation or transfer of assets, the Corporation's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Corporation's assets.

         20. DISPUTE RESOLUTION:  MEDIATION, ARBITRATION.

             (a) It is the objective of the parties to establish procedures to facilitate the informal and inexpensive resolution of any and all disputes arising out of this Agreement by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth below if and when a dispute arises under this Agreement. The complaining party shall write a description of the alleged breach of the Agreement and send it to the other party of this Agreement. This letter shall explain the nature of the complaint and refer to the relevant Sections of this Agreement upon which the complaint is based. The complaining party shall also set forth a proposed solution to the problem, including a specific time frame within which the parties must act. The party receiving the letter must respond in writing within ten (10) days of receipt with an explanation, including references to the relevant Sections of this Agreement and a response to the proposed solution. Within ten (10) days of receipt of this response, the parties must meet at a mutually acceptable neutral site in San Diego County, California and discuss options for resolving the dispute. The complaining party must initiate the scheduling of this resolution meeting.

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

             (b) MEDIATION. A settlement conference must be held within thirty
(30) days of an unsuccessful resolution meeting. The settlement conference will be held at the local offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"). The complaining party must contact JAMS to schedule a settlement conference within thirty (30) days of the dispute. The parties may agree on a retired judge from the JAMS panel. If the parties are unable to agree on a JAMS panel Judge, JAMS will provide a list of the three available Judges and each party may strike one name each. The remaining Judge will serve as the mediator at the settlement conference. Neither party may initiate arbitration proceedings until mediation is completed.

             (c) ARBITRATION. If the dispute is not settled by the settlement conference, the parties agree to submit the dispute to JAMS for final and binding arbitration. The parties may agree on a retired judge from the JAMS panel. If the parties are unable to agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge will serve as the arbitrator. The parties agree that arbitration must be initiated within one year after the claimed breach occurred and that the failure to initiate arbitration within the one-year period constitutes an absolute bar to the institution of any new proceedings. The aggrieved party may initiate arbitration by sending written notice of an intention to arbitrate in accordance with the manner prescribed by the notice provision of this Agreement to all parties, including JAMS. The notice must contain a description of the dispute, the amount involved and the remedy sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement, provided by JAMS, setting forth the rights of the parties if the case is arbitrated and the rules and procedures, including all evidence and discovery matters, to be followed at the arbitration hearing.

             (d) COST OF MEDIATION AND ARBITRATION. The prevailing party shall be entitled to recover the costs of the services provided by JAMS in connection with any and all mediation and arbitration under this Agreement. If there is no certain and definite prevailing party as determined by the JAMS Judge, then the parties shall share the cost of the services provided by JAMS equally.

         21. ATTORNEYS' FEES AND COSTS. If any is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

         22. RELATIONSHIP OF PARTIES. The relationship between the Corporation and Employee is that of an employer and an employee. As an employee, Employee shall be eligible to participate in any plans or arrangements or distributions by the Corporation pertaining to any pension, profit-sharing, or similar benefits provided for regular employees except to the extent that such plans, arrangements, or distributions are superseded by more liberal provisions in this Agreement or by plans, arrangements, or distributions pertaining solely to the professional employees of the Corporation.

         23. NO VESTED INTERESTS. Nothing herein contained shall be construed to give Employee any interest in the tangible or intangible assets of the Corporation.

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         24. MISCELLANEOUS PROVISIONS.

             (a) GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by the laws of the State of California. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of California for any lawsuit filed there against him by the Corporation arising from or relating to this Agreement. Venue shall be in the state and federal courts in the County of San Diego, State of California.

             (b) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter herein and supersedes all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

             (c) SEVERABILITY. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

             (d) SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors, and its assigns.

         IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.


                                         Asia Web Holdings, Inc.


 /S/ Michael Schaffer                    By: /S/ Lawrence Schaffer
---------------------------------           ---------------------------------
Michael Schaffer                         Name:  Lawrence Schaffer
                                         Title:  President

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